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                                                                    Exhibit 3(e)

                            CERTIFICATE OF AMENDMENT

                     OF THE CERTIFICATE OF INCORPORATION OF

                               ANDOVER TOGS, INC.

                                 --------------

        It is hereby certified that:

        (a) The name of the corporation is ANDOVER TOGS, INC.

        (b) The certificate of incorporation of the corporation was filed with the Department of State on April 22, 1986.

        (c) The amendment to the certificate of incorporation of the corporation effected by this certificate of amendment is to change the name of the corporation to "The Andover Apparel Group, Inc."

        (d) To accomplish the foregoing amendment, Article FIRST of the certificate of incorporation of the corporation is hereby amended to read as follows:

        FIRST: The name of the corporation (hereinafter called the "Corporation" is THE ANDOVER APPAREL GROUP, INC.

        (e) The foregoing amendment of the certificate of incorporation of the corporation was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

        IN WITNESS WHEREOF, I have subscribed this document on the date set forth below and do hereby affirm, under the penalties of perjury, that this document is the act and deed of the corporation named therein and that the facts stated herein are true.

Dated: June 3, 1998                       /s/ Donald D. Shack
                                      ----------------------------
                                       Donald D. Shack, Secretary




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